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                                                                    EXHIBIT 10.5




                          LEASE AND PURCHASE AGREEMENT

                                     Between

                                MICHAEL LITTRELL
                                    (Lessor)

                                       and

                             BANK OF SOUTHERN OREGON
                                    (Lessee)

                    Hornecker, Cowling, Hassen & Heysell, LLP
                                129 North Oakdale
                                   P 0 Box 670
                                Medford, OR 97501
                                 (541) 779-8550



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                          LEASE AND PURCHASE AGREEMENT

         THIS lease and purchase agreement, made and entered into this 3rd day of December, 1998, by and between Michael Littrell, hereinafter called "Lessor", and the Bank of Southern Oregon, an Oregon Corporation, hereinafter called "Lessee".

                                                W I T N E S S E T H

RECITALS:

         A) Lessor is the owner of land with a building situated thereon at 300
E. Pine St., Central Point, Oregon, more particularly described in Exhibit "A", hereinafter "Premises";

         B) Lessee desires to lease said land and building and to utilize the same in connection with the operation of a business;

         C) Lessee desires to purchase the Premises on the terms as set forth herein;

         NOW, THEREFORE, in consideration of the promises and covenants herein, Lessor hereby leases and agrees to sell to Lessee and Lessee hereby leases and agrees to purchase from Lessor the Premises described in Exhibit "A" upon the following terms and conditions:

         1. TERM: This lease shall commence on March 1, 1999 and shall continue thereafter for 36 months, terminating on February 28, 2002.

         2. RENTS AND LESSEE PAYMENTS:


         2.1 RENTAL: As rental for said property, Lessee promises and agrees to pay to Lessor monthly in advance on the first day of each calendar month, the sum of:

                  $4,040.00 per month for payments due March 1, 1999 to February 29, 2000;

                  $4,540 per month for payments due March 1, 2000 to February 28, 2001; and

                  $4,665 per month for payments due March 1, 2001 to February 28, 2002.

         2.2 ADDITIONAL PAYMENTS: From October 15, 1998, to February 28, 1999, (the delay period) in consideration for the present execution of the Agreement, the Lessee agrees to pay to Lessor half of:

         (a) an amount equal to all taxes relating to the Premises attributable to the delay period;

         (b) an amount equal to all insurance relating to the Premises deemed reasonable by Lessor attributable to the delay period;

         (c) an amount equal to all utility costs related to Premises during the delay period; and

         (d) an amount equal to interest incurred by Lessor on Lessor's existing mortgage of the Premises attributable to the delay period. Payments shall be made to Lessor within ten (10) days following Lessor's presentation of the above amounts to Lessee.

         3. ASSIGNMENT AND SUBLEASE: This lease may only be assigned, transferred or sublet upon the express written consent of Lessor, which consent may not be unreasonably withheld.


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         4. IMPROVEMENTS, ALTERATIONS, MAINTENANCE AND REPAIRS:

         4.1 DUTIES OF LESSOR: Lessor shall maintain and repair, as reasonably needed, the roof and structural components of the exterior walls of the Premises. Lessor shall not be responsible for any other maintenance, repairs or alterations to the leased Premises or any improvements situated or constructed thereon.

         4.2 DUTIES OF LESSEE: Lessee shall be responsible for all other building maintenance and repairs, including, but not limited to, plumbing, heating, ventilation, and air-conditioning. Lessee shall also maintain and repair as needed, the entirety of the Premises including all landscaping and parking lot area.

         4.3 IMPROVEMENTS: If Lessee desires to construct any improvements upon the Premises, Lessee shall first obtain Lessor's consent, which consent will not be unreasonably withheld. Upon the termination of the lease portion of the Agreement, all such improvements, except for trade fixtures, portable buildings, signage, lights and poles shall, at the option of the Lessor, become the property of the Lessor, but shall be included in the purchase of the Premises by the Lessee, as set forth in this Agreement.

         5. USE OF PREMISES: Following commencement of the Term of the lease,
Lessee:

         (a) may take possession and use the Premises for any lawful purpose;
and

         (b) may erect and display its normal and customary signs as long as any such signs comply with all applicable laws related thereto.

         6. UTILITIES: All utilities shall be paid by Lessee.

         7. TAXES: Lessee shall pay all real property taxes levied and assessed against the Premises and in addition, Lessee shall pay all taxes on any improvements situated, constructed and/or affixed upon the leased Premises and any additions or alterations thereto, promptly as the same become due.

         Lessor shall, at the expense of Lessee, make all reasonable efforts to appeal the tax assessed value of the Premises in order to reduce the assessed value to $375,000. The outcome of said effort by Lessor shall not remove or relieve any duty of the Lessee herein contained. If, as a result of Lessor's actions under this Section, the property tax assessment is reduced for a period of time in which the Lessee has paid any portion of the higher assessed amount, the Lessee shall be entitled to an offset for the difference, against any amount then owing, or to be owed under this Agreement, to Lessor.

         In addition, if an assessment for a public improvement is made against the Premises, Lessor may bond the assessment or cause it to be paid in installments, for the longest period of time permitted by the governing authority, and Lessee shall pay such installment during the term of the lease as if they were part of the real property taxes. Lessor may also pay any such assessment in full, it being understood and agreed that if Lessor elects to pay such assessment(s) in full, Lessee shall still be responsible for paying the pro-rated annualized assessment payment that would have been due had Lessor not chosen to pay said assessment in full.

         Lessee's share of real property taxes and assessments for the years in which this lease commences or terminates shall be prorated based upon the portion of the tax year the lease is in effect.

         8. LESSEE'S COVENANTS: Lessee covenants and agrees with Lessor as follows:

         (a) That it will, at its sole cost and expense, keep and maintain the said leased Premises in a clean and sanitary condition.

         (b) That it will keep the Premises free and clear of all liens and encumbrances of every kind and nature.


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         (c) That it will conform to all applicable laws and regulations of any public authority affecting the Premises and the use, and correct at Lessee's own expense any failure of compliance created through Lessee's fault or by reason of Lessee's use and occupancy.

         (d) That it will indemnify and save Lessor harmless of all liability of every kind and nature occasioned by any act or omission on its part, or on the part of its agents, servants, customers, subtenants and licensees in connection with the use and occupancy of the leased Premises.

         (e) That it will accept the Premises in its "as is" condition upon occupancy.

         (f) That it will refrain from any activity that would make it impossible to insure the Premises against casualty.

         (g) That it will refrain from any use that would be reasonably offensive to owners or users of neighboring premises or that would tend to create a nuisance or damage the reputation of the premises.

         (h) That it will refrain from loading the electrical system or floors beyond the point considered safe by a competent engineer or architect selected by Lessor.

         (i) That it will refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the Premises without the written consent of Lessor, which consent will not be unreasonably withheld, except such signage as is allowed in Section 5(b) of this Agreement.

         (j) That it will not cause or permit any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released on or under the Premises. Lessee may store such Hazardous Substances on the Premises only in quantities necessary to satisfy Lessee's reasonably anticipated needs. Lessee shall comply with all Environmental Laws and orders of any governmental authorities having jurisdiction under any environmental law and shall obtain, keep in effect and comply with all governmental permits and authorizations required by environmental laws with respect to such Premises or Lessee's operations. Upon the expiration or termination of this lease, Lessee shall remove all Hazardous Substances from the Premises. The term "Environmental Law" shall mean any federal, state, or local statute, regulation, or ordinance or any judicial or other governmental order pertaining to the protection of health, safety or the environment. The term "Hazardous Substance" shall mean any hazardous, toxic, infectious or radioactive substance, waste, and material as defined or listed by any Environmental Law and shall include, without limitation, petroleum oil and its fractions.

         (k) That it will keep the Premises in first-class repair, operating condition, working order, and appearance.

         9. DEFAULT OF LESSEE: If Lessee shall be in arrears in the payment of rent or other required payment hereunder, or shall fail or neglect to perform any of the other terms, covenants or conditions herein contained on its part to be kept and performed, Lessor, after giving ten (10) days written notice specifying the particular respects in which Lessee is in default, immediately or at any time thereafter while such default or neglect continues, may exercise any or all remedies provided by this Agreement.

         9.1 REASONABLE TIME TO REPAIR: Lessee shall not be in default if, within the above stated ten (10) day period, Lessee has commenced reasonable repairs or compliance which cannot be reasonably completed within the ten (10) day period and the default is entirely cured within a reasonable time.

         9.2 REMEDIES OF LESSOR: The remedies set forth herein shall not be the exclusive remedies in case of default, but Lessor shall have such other and further rights and remedies as may be available, either in law or in equity.
         Lessor's remedies shall include, but are in no way limited to:

         (a) Lessor may lawfully terminate the tenancy and enter upon said Premises and expel Lessee, and those claiming under Lessee, and remove Lessee's effects without being guilty in any manner of trespass or conversion; and


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         (b) Lessor may lawfully terminate the tenancy and at the sole discretion of the Lessor:

                  (b)(1) declare the purchase and sale obligations of this Agreement null and void, relieving Lessor of his obligation to sell to Lessee and relieving Lessee of its obligation to purchase the Premises, or

                  (b)(2) accelerate the purchase and sale obligations of this Agreement and deem the date for purchase for the purposes of Section 23(c), to be the date of default.

         (c) The foregoing remedies are not Lessor's exclusive remedies, but Lessor shall have such other and different remedies as it might otherwise have either at law or in equity.

         10. DEFAULT BY LESSOR: In the event Lessor shall default in the terms of this lease, Lessee shall have any and all rights and remedies as may be available to it, either in law or in equity.

         11. QUIET ENJOYMENT: Lessee, upon performing the covenants and observing the terms and conditions of this Agreement, shall have the peaceful enjoyment of the Premises without hindrance or disturbance by Lessor or any person claiming through or under Lessor, or any other person having or claiming paramount title except that Lessor shall have the further right to enter upon the Premises at any time to determine Lessee's compliance with this lease.

         12. HOLDOVER: If Lessee does not vacate the Premises at the time required, Lessor shall have the option to treat Lessee as a tenant from month to month, subject to all of the provisions of this Lease except the provision of Term, or to eject Lessee from the Premises and recover damages caused by wrongful holdover. Failure of Lessee to remove fixtures, furniture, furnishings, or trade fixtures that Lessee is required to remove under this Agreement shall constitute a failure to vacate to which this Section shall apply if the property not removed will substantially interfere with occupancy of the Premises by another tenant or with occupancy by Lessor for any purpose, including preparation for a new tenant.

         If a month-to-month tenancy results from a holdover by Lessee under this Section 11, the tenancy shall be terminable at the end of any monthly rental period on written notice from Lessor given not less than ten (10) days prior to the termination date which shall be specified in the notice. Lessee waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

         13. EMINENT DOMAIN:

         13.1 PARTIAL TAKING: If a portion of the Premises is condemned and
Section 13.2 does not apply, the lease shall continue on the following terms:

         (a) Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation.

         (b) Lessor shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

         (c) After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Lessor to restore the balance of the Premises in anticipation of taking, the rent shall be reduced in proportion to the reduction in value of the Premises as an economic unit on account of the partial taking.

         (d) If a portion of Lessor's property not included in the Premises is taken, and severance damages are awarded on account of the Premises, or an award is made for detriment to the Premises as a result of activity by a public body not involving a physical taking of any portion of the Premises, this shall be regarded as a partial


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condemnation to which Sections 13.1 and 13.3 apply, and the rent shall be reduced to the extent of reduction in rental value of the Premises as though a portion had been physically taken.

         13.2 TOTAL TAKING: If a condemning authority takes all of the Premises or a portion sufficient to render the remaining premises reasonably unsuitable for the use that Lessee was then making of the Premises, the lease shall terminate and Lessee shall purchase the Premises pursuant to this Agreement as of the date the title vests in the condemning authorities. Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation.

         13.3 SALE IN LIEU OF CONDEMNATION: Sale of all or part of the Premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section 13 as a taking by condemnation. Any sale as contemplated in this
Section 13.3 shall require the consent of Lessee, such consent shall not be unreasonably withheld.

         14. NONWAIVER: Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

         15. INSURANCE:

         15.1 LIABILITY INSURANCE: Before going into possession of the Premises, Lessee shall procure and thereafter during the term of the lease shall continue to carry commercial general liability coverage in an amount of not less than $1,000,000 minimum combined single limit. Such insurance shall cover all risks arising directly or indirectly out of Lessee's activities on or any condition of the Premises whether or not related to an occurrence caused or contributed to by Lessor's negligence. Such insurance shall name Lessor as an additional insured. Certificates evidencing such insurance and bearing endorsements requiring ten
(10) days written notice to Lessor prior to any change or cancellation shall be furnished to Lessor prior to Lessee's occupancy of the Premises.

         15.2 FIRE INSURANCE: Lessee shall keep the Premises insured at Lessee's expense against fire and other risks covered by a standard fire insurance policy to the full insurable value thereof with an endorsement for extended coverage naming Lessor as loss payee. Neither party shall be liable to the other (or to the other's successors or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard fire insurance policy with an extended coverage endorsement, and in the event of insured loss, neither party's insurance company shall have a subrogated claim against the other. This waiver shall be valid only if the insurance policy in question expressly permits waiver of subrogation or if the insurance company agrees in writing that such a waiver will not affect coverage under the policies. Each party agrees to use best efforts to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation.

         16. LIENS: Lessee agrees that at all times during the term of this lease it will pay as due all claims for work done on and for services rendered or material furnished to the Premises, and shall keep the Premises free from any liens. If Lessee fails to pay any such claims or to discharge any lien, Lessor may do so and collect the cost as additional rent. Any amount so added shall bear interest at the rate of 9% per annum from the date expended by Lessor and shall be payable on demand. Such action by Lessor shall not constitute a waiver of any right or remedy which Lessor may have on account of Lessee's default. Lessee may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, as long as Lessor's property interests are not jeopardized. If a lien is filed as a result of nonpayment, Lessee shall, within ten (10) days after knowledge of the filing, secure the discharge of the lien or deposit with Lessor cash or sufficient corporate surety bond or other surety satisfactory to Lessor in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

         17. CONDITIONS PRECEDENT: This lease is conditioned upon the following terms:



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         (a) Lessee receiving information affecting the Premises;

         (b) Lessee's review and approval of the status of the title to the Premises, including restrictive covenants;

         (c) Lessee's inspection and approval of the Premises;

         (d) State of Oregon and FDIC approval for Lessee to open a branch bank at the Premises;

         Within thirty (30) days of the execution of this Agreement, (within sixty (60) days for Section 17(d)) Lessee shall notify Lessor of the satisfaction, waiver, or failure of the above conditions. Lessee shall make all reasonable efforts to satisfy the above conditions and failure to do so shall be deemed a waiver of said condition. Nothing in this Section shall relieve or reduce Lessee's duties pursuant to Section 2.2 of this Agreement.

         18. MISCELLANEOUS:

         18.1 SUCCESSORS AND ASSIGNS: All of the covenants, agreements, conditions and terms contained in this Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns respectively of Lessor and Lessee. This paragraph shall not be construed as a consent by Lessor to the assignment of this lease, or any interest in the leased Premises.

         18.2 GOVERNING LAW: The parties agree that this Agreement shall be construed and governed in accordance with the laws of the State of Oregon.

         18.3 SEVERABILITY: In case any one or more of the provisions contained in this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         19. ENTIRE AGREEMENT: This Agreement contains the entire Agreement between the parties and, except as otherwise provided, can be changed, modified, amended, or terminated only by an instrument in writing executed by the parties. It is mutually acknowledged and agreed by Lessor and Lessee that there are no verbal agreements, representations, warranties, or other understandings affecting this Agreement.

         20. TIME OF ESSENCE: Time is of the essence of this Agreement and a failure to enforce any of the terms and provisions hereof by either party shall not constitute a waiver of the right to insist upon strict compliance with such terms and conditions in the future.

         21. LITIGATION EXPENSE: In the event of litigation between the parties concerning any of the terms or provisions of this lease and purchase or any of the rights or remedies of the parties hereunder, the prevailing party in such litigation shall be entitled to recover from the other party such amount as the court may determine reasonable as attorneys' fees in such suit or action at trial or any appeal therefrom.

         22. NOTICES: Any notice required or given hereunder shall be sufficient if delivered either personally to the parties or sent by United States mail to:

         Lessor at:                    Lessee at:
         P.O. Box 1106                 1455 East McAndrews
         Medford, OR 97501             Medford, OR 97504

or at such other address as the parties may hereafter specify in writing.


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         23. TERMS OF PURCHASE: Lessee shall purchase the real property described on Exhibit "A" attached hereto, under the following terms and conditions:

         (a) Lessee shall be obligated to purchase all of the property described in Exhibit "A", and Lessor shall be obligated to sell the property to Lessee, for the price and in the manner herein set forth.

         (b) Lessee shall purchase the Premises no earlier than March 1, 2001 and no later than March 1, 2002.

         (c) Lessee shall provide written notification to Lessor of the date, subject to the above terms, it chooses to purchase the Premises.

         (d) The purchase price for the real property described in Exhibit "A" shall be the sum of:

                  (d)(1) $550,000 payable in U.S. currency at the time of closing, less

                  (d)(2) any amount paid to Lessor pursuant to Section 13 (Eminent Domain) of this Agreement, with any negative sum remitted to Lessee.

         (e) Upon Lessee's notification to Lessor, the transaction shall close at Jackson Title Co. within sixty (60) days or at such other time as may be mutually agreed upon by the parties in writing. Both parties further agree that:

                  (e)(1) The real property and improvements, if any, will be sold "AS IS" and free and clear of all liens and encumbrances which affect marketability of title, except for easements, declarations, covenants, and restrictions of record as of the effective date of this Agreement.

                  (e)(2) All lease payments shall be prorated between the parties as of the closing date.

                  (e)(3) Lessor will, within fifteen (15) days of Lessee's notice of purchase, provide Lessee with a preliminary owner's title report and at closing shall provide Lessee with a purchaser's policy of title insurance in the amount of $550,000.00.

                  (e)(4) The closing escrow charges shall be shared equally by the parties. All recording fees shall be paid by Lessee, however, Lessor shall pay the basic rate portion of title insurance.

                  (e)(5) This sale and purchase agreement may only be assigned or transferred by Lessee upon Lessor giving his consent in writing, which consent may not be unreasonably withheld. Lessor may transfer or assign its rights herein.

                  (e)(6) At closing, Lessee shall deliver to Lessor the total purchase price. Also at closing, Lessor shall deliver to Lessee its standard warranty deed to the Premises, as described in Exhibit "A".

                  (e)(7) Parties agree to execute such escrow instructions reasonably required to complete this transaction.

         (f) Lessee agrees to reasonably assist Lessor, at no expense or liability to Lessee, in a 1031 exchange or similar "like-kind" transaction if so desired by Lessor.

         THIS INSTRUMENT WILL NOT ALLOW THE USE OF THE REAL PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN

FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS
30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

LESSOR                                            LESSEE:

                                                  BANK OF SOUTHERN OREGON


/s/ Michael Littrell                              /s/ John L. Anhorn
-----------------------------------               ------------------------------
Michael Littrell                                  John L. Anhorn, President/CE0

STATE OF OREGON            )
                           )       ss
County of Jackson          )

         On this 30 day of November, 1998, personally appeared before me Michael Littrell, and acknowledged said instrument to be his voluntary act and deed.

                                                  /s/ Notary
                                                  ------------------------------
                                                  Notary Public for Oregon

STATE OF OREGON            )
                           )       ss
County of Jackson          )

         On this 3rd day of December, 1998, personally appeared before me John
L. Anhorn, President and CEO of Bank of Southern Oregon, and acknowledged said instrument to be his voluntary act and deed.

                                                  /s/ Notary
                                                  ------------------------------
                                                  Notary Public for Oregon
                                                  My Commission Expires:

                                    EXHIBIT A
                                    ---------


                                Legal Description

The land referred to herein is situated in the Town of Central Point, County of Jackson, State of Oregon, and is more particularly described as follows:

         Lots 1, 2, 3, 4, 5, 6, 7 and 8, Block 2 of the Original Town (now City) of Central Point, Jackson County, Oregon.